Exhibit 99.1

Contact: Clifford E. Pietrafitta

Executive Vice President and CFO

919-526-1444

IR@xerium.com

XERIUM TECHNOLOGIES REPORTS FIRST QUARTER RESULTS

Orders Improving

RALEIGH, N.C., May 8, 2012 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of industrial textiles and roll covers used primarily in the paper production process, announced today the results of its operations for the quarter ended March 31, 2012. Net sales decreased approximately 6% compared to the quarter ended March 31, 2011 and net (loss) income per diluted share decreased to $(0.50) from $0.04 for the quarter ended March 31, 2012 compared to 2011.

“The gradually increasing orders for paper machine clothing and roll coverings we’ve received in the first quarter of 2012 add to our confidence that we will experience steadily improving market conditions as the year progresses,” said Stephen R. Light, President, Chief Executive Officer and Chairman. “Clearly the challenge we face in 2012 and beyond is how to further reduce our costs to lessen the impact of the industry’s negative cycles, while we simultaneously drive to increase revenues. During the last four years, we’ve aggressively attacked our variable costs by: improving weaving yields by as much as 30% to consume less material, simplifying and speeding up many of our old processes, increasing our focus on trade working capital and improving total working capital by 25.4% since 2008, and reducing headcount approximately 15% in our core units, while substantially growing our presence in Asia by nearly 50%. We’ve closed numerous facilities and transferred work to areas where costs were lower. We’ve tightly controlled capital investment. Finally, we’ve consolidated many back office functions to reduce regional duplication. To move the Company to the next performance level and restore our historical margins, while adapting to the ever changing dynamics of the paper industry, we’ll capitalize on the improvements we’ve made to further rationalize our numerous facilities and reduce our fixed costs.”

RESTRUCTURING

During the first quarter of 2012, we incurred costs of $3.6 million to terminate a sales agency arrangement in Europe, of which $3.0 million will be paid in the second quarter of 2012 and $0.6 million will be paid in the third quarter of 2012. After accounting for ongoing personnel costs associated with directly employing these former independent sales agents, termination of this agreement is expected to result in annual cost savings of approximately $1.4 million.

FIRST QUARTER FINANCIAL HIGHLIGHTS

•

Net sales for the first quarter of 2012 was $134.4 million, a 6.1% decrease from net sales for the first quarter of 2011 of $143.2 million. Excluding currency effects of $2.6 million, first quarter 2012 net sales decreased 4.4% from the first quarter of 2011, with a decrease of 3.9% in the clothing business unit and a decrease of 5.3% in the roll covers business unit.

See “Reporting Unit Information” and “Non-GAAP Financial Measures” below for further discussion.

•

Gross margins decreased 13.9% to $46.4 million for the first quarter of 2012 from $53.9 million for the first quarter of 2011. In the first quarter of 2012, gross margin as a percentage of sales remained stable at 34.6% of sales from the fourth quarter of 2011, but declined from 37.7% of sales in the first quarter of 2011 largely as a result of (1) unfavorable absorption of production costs in the first quarter of 2012 related to reduced European market demand, and (2) unfavorable margins as a result of disproportionally higher sales of lower margin products in our rolls business. Our North American rolls business experienced higher sales of mechanical services and new roll core sales which include costs related to steel cores that are billed as a pass through item to the customer.

•

The Company’s operating expenses (selling, general and administrative, restructuring and research and development expenses) of $44.2 million for the first quarter of 2012 increased by $4.0 million, or 10%, from operating expenses of $40.2 million in the first quarter of 2011. The increase in operating expenses during the first quarter of 2012 is primarily the result of the following:

•

As noted earlier in this release, restructuring expenses increased $3.8 million in the first quarter of 2012 as compared to the first quarter of 2011 primarily as a result of the termination of a third party sales agency contract; and

•

An increase in general and administrative expenses of $0.8 million in the first quarter of 2012 due to the impending retirement of the CEO and the related accrual of a portion of an incentive bonus and recruiting fees incurred in the first quarter of 2012; and

•	An increase in general and administrative expenses of $0.5 million, primarily due to the relocation of an office facility in Japan to an earthquake-proof building.

Partially offsetting these items were:

•	Favorable currency effects of $0.7 million.

•	A decrease of $0.4 million in general and administrative expenses due to the gain recognized in the first quarter of 2012 as a result of the sale of land in Brazil.

•

Interest expense improved 2.6% to $9.6 million in the first quarter of 2012 from $9.9 million in the first quarter of 2011. This decline in interest expense reflects lower current interest rates and debt balances, net of higher deferred financing cost amortization in the current year’s first quarter. The decrease in interest rates and the increase in deferred financing cost amortization are a result of the refinancing in May 2011. Cash and accrued interest expense decreased by 11.3% in the first quarter of 2012 to $8.6 million compared to $9.7 million in the first quarter of 2011.

•

Income tax expense declined to $0.7 million in the first quarter of 2012 from $3.4 million in the first quarter of 2011. This reduction reflects the reduction in our pretax results from income of $4.1 million in the first quarter of 2011 to a pretax loss of $(6.9) million in the first quarter of 2012. Our overall effective tax rate for the periods presented reflects the fact that we have losses in certain jurisdictions where we receive no tax benefit.

•

Net loss for the first quarter of 2012 was $(7.5) million or $(0.50) per diluted share, compared to net income of $0.6 million or $0.04 per diluted share for the first quarter of 2011. The decrease is primarily a result of the items noted above.

•

Adjusted EBITDA (as defined by the Company’s credit facility) decreased 28.0%, or $7.3 million, to $18.8 million in the current quarter from $26.1 million in the first quarter of 2011. See “Non-GAAP Financial Measures” below for further discussion.

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Cash at March 31, 2012 was $38.3 million, compared to $43.6 million at December 31, 2011. The decrease in the cash balances from December 31, 2011 is primarily due to capital expenditures of $3.3 million and $13.2 million in payments on long-term debt, partially offset by cash provided by operating activities of $10.2 million, proceeds from the disposition of property of $0.7 million and favorable currency effects of $0.4 million.

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Total debt at March 31, 2012 was $458.7 million, compared to $469.1 million at December 31, 2011. The decrease of $10.4 million from December 31, 2011 is primarily due to net debt payments of $13.2 million in 2012 partially offset by unfavorable currency effects of $2.8 million.

•

Capital expenditures for the quarter ended March 31, 2012 were $3.3 million, consisting of $1.3 million in growth capex and $2.0 million in maintenance capex. In the same period in 2011, we reported $4.2 million of capital spending, consisting of $2.4 million in growth capex and $1.8 million of maintenance capex. We are currently targeting total capital expenditures for 2012 at approximately $30 million.

REPORTING UNIT INFORMATION

The following table presents net sales for the first quarter of 2012 and 2011 by reporting unit and the effect of currency on first quarter 2012 net sales (dollars in millions):

	Net Sales For The Three Months Ended March 31,
	2012	2011	$ Change	Currency Effect in $	% Change	% Change Excluding Currency
Clothing	$88,683	$93,939	$(5,256)	$(1,627)	(5.6%)	(3.9%)
Roll Covers	45,681	49,227	(3,546)	(932)	(7.2%)	(5.3%)

Total	$134,364	$143,166	$(8,802)	$(2,559)	(6.1%)	(4.4%)

CONFERENCE CALL

The Company plans to hold a conference call on the following morning:

Date:	Wednesday, May 9, 2012
Start Time:	9:00 a.m. Eastern Time
Domestic Dial-In:	+1-866-783-2143
International Dial-In:	+1-857-350-1602
Passcode:	25889241
Webcast & Slide Presentation:	www.xerium.com/investorrelations

To participate on the call, please dial in at least 10 minutes prior to the scheduled start. A live audio webcast and replay of the call, in addition to a slide presentation, may be found in the investor relations section of the company’s website at www.xerium.com.

NON-GAAP FINANCIAL MEASURES

This press release includes measures of performance that differ from the Company’s financial results as reported under generally accepted accounting principles (“GAAP”). The Company uses supplementary NON-GAAP measures, including EBITDA, Adjusted EBITDA and currency effects on Net Sales, to assist in evaluating its liquidity and financial performance. EBITDA and Adjusted EBITDA are specifically used in evaluating the ability to service indebtedness and to fund ongoing capital expenditures. The Company’s credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, the Company could go into default under its credit facility or be required to prepay the credit facility. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for income (loss) or cash flows from operations (as determined in accordance with GAAP).

For additional information regarding non-GAAP financial measures and a reconciliation of such measures to the most comparable financial measures under GAAP, please see “Reporting Unit Information” above and our Selected Financial Data below. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper-clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 31 manufacturing facilities in 14 countries around the world, Xerium has approximately 3,400 employees.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. These risks and uncertainties include the following items: (1) our financial results could be adversely affected by fluctuations in interest rates and currency exchange rates, for instance a marked decline in the value of the Euro relative to the U.S. Dollar stemming from the European sovereign debt crisis; (2) a sustained downturn in the paper industry, compounded by uncertainty in global economic conditions, could adversely affect our revenues and profitability; (3) market improvement in our industry may occur more slowly than we anticipate, may stall or may not occur at all; (4) variations in demand for our products, including our new products, could negatively affect our revenues and profitability; (5) our manufacturing facilities may be required to quickly increase or decrease production, which could negatively affect our production facilities, customer order lead time, product quality, labor relations or gross margin; (6) our plans to develop and market new products, enhance operational efficiencies, and reduce costs may not be successful; and (7) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-K for the year ended December 31, 2011 filed on March 14, 2012 and our other SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to current economic conditions, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

Selected Financial Data Follows

Xerium Technologies, Inc.

Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income

(dollars in thousands, except per share data)

	(Unaudited) Three Months Ended March 31,
	2012	2011
Net sales	$134,364	$143,166
Costs and expenses:
Cost of products sold	87,921	89,251
Selling	19,488	19,524
General and administrative	17,825	17,380
Restructuring	3,974	168
Research and development	2,962	3,088

	132,170	129,411

Income from operations	2,194	13,755
Interest expense, net	(9,598)	(9,854)
Foreign exchange gain	539	164

(Loss) income before provision for income taxes	(6,865)	4,065
Provision for income taxes	(657)	(3,418)

Net (loss) income	$(7,522)	$647

Comprehensive (loss) income	$(3,478)	$6,392

Net (loss) income per share:
Basic	$(0.50)	$0.04

Diluted	$(0.50)	$0.04

Shares used in computing net (loss) income per share:
Basic	15,162,183	14,988,624

Diluted	15,162,183	16,635,189

Condensed Consolidated Selected Financial Data

(in thousands)

	Quarter Ended March 31,
	2012	2011
Cash Flow data:
Net cash provided by (used in) operating activities	$10,152	$(194)
Net cash used in investing activities	(2,548)	(2,572)
Net cash used in financing activities	(13,240)	(4,384)

Other financial data:
Depreciation and amortization	$10,340	$10,808
Capital expenditures	(3,251)	(4,190)

	March 31, 2012	December 31, 2011
Balance sheet data:
Cash and cash equivalents	$38,310	$43,566
Total assets	660,829	665,721
Senior debt	457,531	467,137
Total debt	458,737	469,054
Total stockholders’ deficit	(5,051)	(2,305)

EBITDA and Adjusted EBITDA Non-GAAP Measures

Non-GAAP Financial Measures

We use EBITDA and Adjusted EBITDA (as defined in the Credit Facility) as supplementary non-GAAP liquidity measures to assist us in evaluating our liquidity and financial performance, specifically our ability to service indebtedness and to fund ongoing capital expenditures. The Credit Facility includes covenants based on Adjusted EBITDA. If our Adjusted EBITDA declines below certain levels, we may violate the covenants resulting in a default condition under the credit facility or be required to prepay the credit facility. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for income (loss) or cash flows from operations (as determined in accordance with GAAP).

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation (including non-cash impairment charges) and amortization.

“Adjusted EBITDA”, under the Credit Facility means, with respect to any period, the total of (A) the consolidated net income for such period, plus (B) without duplication, to the extent that any of the following were deducted in computing such consolidated net income for such period: (i) provision for taxes based on income or profits, including, without limitation, federal, state, provincial, franchise and similar taxes, including any penalties and interest relating to any tax examinations, (ii) consolidated interest expense, (iii) consolidated depreciation and amortization expense, (iv) reserves for inventory in connection with plant closures, (v) consolidated operational restructuring costs, (vi) noncash charges or gains resulting from the application of purchase accounting, including push-down accounting, (vii) non-cash expenses resulting from the granting of Common Stock, stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to Common Stock, and cash expenses for compensation mandatorily applied to purchase Common Stock, (viii) non-cash items relating to a change in or adoption of accounting policies, (ix) non-cash expenses relating to pension or benefit arrangements, (x) expenses incurred as a result of the repurchase, redemption or retention of Common Stock earned under equity compensation programs solely in order to make withholding tax payments, (xi) amortization or write-offs of deferred financing costs, (xii) any non-cash losses resulting from mark to market hedging obligations (to the extent the cash impact resulting from such loss has not been realized in such period) and (xiii) other non-cash losses or charges (excluding, however, any non-cash loss or charge which represents an accrual of, or a reserve for, a cash disbursement in a future period), minus (C) without duplication, to the extent any of the following were included in computing consolidated net income for such period, (i) non-cash gains with respect to the items described in clauses (vi), (vii), (ix), (xi), (xii) and (xiii) (other than, in the case of clause (xiii), any such gain to the extent that it represents a reversal of an accrual of, or reserve for, a cash disbursement in a future period) of clause (B) above and (ii) provisions for tax benefits based on income or profits. Notwithstanding the foregoing, Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies.

Consolidated net income is defined as net income (loss) determined on a consolidated basis in accordance with GAAP; provided, however, that the following, without duplication, shall be excluded in determining consolidated net income: (i) any net after-tax extraordinary or non-recurring gains, losses or expenses (less all fees and expenses relating thereto), (ii) the cumulative effect of changes in accounting principles, (iii) any fees and expenses incurred during such period in connection with the issuance or repayment of indebtedness, any refinancing transaction or amendment or modification of any debt instrument, in each case, as permitted under the Credit Facility and (iv) any gains resulting from the returned surplus assets of any pension plan.

The following table provides reconciliation from net (loss) income and operating cash flows, which are the most directly comparable GAAP financial measures, to EBITDA and Adjusted EBITDA.

	Three Months Ended March 31,
	2012	2011
Net (loss) income	$(7,522)	$647
Stock-based compensation	972	1,250
Depreciation	9,764	10,232
Amortization of intangibles	576	576
Deferred financing cost amortization	1,054	236
Unrealized foreign exchange loss (gain) on revaluation of debt	8	(610)
Deferred taxes	(182)	660
Gain on disposition of property and equipment	(446)	(538)
Net change in operating assets and liabilities	5,928	(12,647)

Net cash provided by (used in) operating activities	10,152	(194)
Interest expense, excluding amortization	8,544	9,618
Net change in operating assets and liabilities	(5,928)	12,647
Current portion of income tax expense	839	2,758
Stock-based compensation	(972)	(1,250)
Unrealized foreign exchange (loss) gain on revaluation of debt	(8)	610
Gain on disposition of property and equipment	446	538

EBITDA	13,073	24,727
Stock-based compensation	972	1,250
Operational restructuring expenses	3,974	168
Non-recurring CEO retirement expenses	801	—

Adjusted EBITDA	$18,820	$26,145